       As filed with the Securities and Exchange Commission on November 19, 1998
                               Registration Statement No. 333-_________
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                            ----------------------

                               FONIX CORPORATION
            (Exact name of registrant as specified in its charter)

                            ----------------------

           DELAWARE                                   22-2994719
  (State or other jurisdiction           (I.R.S. Employer Identification No.)
of incorporation or organization)

                          60 EAST SOUTH TEMPLE STREET
                          SALT LAKE CITY, UTAH 84111
                                (801) 328-0161
                       (Address, including zip code, and
                    telephone number, including area code,
                 of registrant's principal executive offices)

                            ----------------------

                               THOMAS A. MURDOCK
                                   PRESIDENT
                               FONIX CORPORATION
                          60 EAST SOUTH TEMPLE STREET
                          SALT LAKE CITY, UTAH 84111
                                (801) 328-0161
                    (Name, address, including zip code, and
                    telephone number, including area code,
                             of agent for service)

                                   COPY TO:
                            JEFFREY M. JONES, ESQ.
                     DURHAM, EVANS, JONES & PINEGAR, P.C.
                        50 SOUTH MAIN STREET, SUITE 850
                          SALT LAKE CITY, UTAH 84144

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement as determined by market conditions.

                            ----------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________.

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
                                                           PROPOSED         PROPOSED
                                                           MAXIMUM          MAXIMUM
                                        AMOUNT            AGGREGATE        AGGREGATE        AMOUNT OF
TITLE OF CLASS OF SECURITIES            TO BE               PRICE           OFFERING      REGISTRATION
TO BE REGISTERED                      REGISTERED          PER SHARE          PRICE             FEE
-------------------------------------------------------------------------------------------------------

Common Stock,                   48,113,912 shares (1)    $1.515625 (2)   $72,922,648 (2)    $20,272 (2)
$.0001 par value per share

Common Stock,                      806,667 shares (3)    $1.515625 (4)   $ 1,222,605 (4)    $   340 (4)
$.0001 par value per share

Common Stock,                    9,577,805 shares (5)    $1.515625 (2)   $14,516,360 (2)    $ 4,036 (2)
$.0001 par value per share

Common Stock,                      125,058 shares (6)    $1.515625 (4)   $   189,541 (4)    $    53 (4)
$.0001 par value per share
                                =================                        ===============    ===========
    Totals                      58,623,442 shares                        $88,851,154        $24,701
-------------------------------------------------------------------------------------------------------

(1) Includes (i) 45,286,580 shares, representing 200% of the shares issuable upon a hypothetical conversion of $20,166,680 stated principal amount of 1,008,334 shares of Series D 4% Convertible Preferred Stock (the "Series D Preferred"), assuming such a conversion occurred on November 17, 1998, and
     (ii) up to 2,827,332 shares issuable upon payment of accrued dividends on the Series D Preferred in common stock. All included amounts estimated solely for purposes of calculation of the fee. The actual number of shares of common stock issuable upon conversion of all or a portion of the Series D Preferred or of payment of a stock dividend thereon may be more or less than such estimate based on a variety of factors, including the date of conversion and the price of the common stock on such date or the period preceding such date.

(2) The fee is estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of fonix's common stock as reported on the Nasdaq SmallCap Market on November 2, 1998.

(3) Represents shares issuable upon exercise of warrants to purchase up to an aggregate amount of 806,667 shares of fonix's common stock at an exercise price that shall be 120% of the prevailing market price at the time of exercise, expiring three years after the issue date thereof, which warrants may be issued to the holders of the Series D Preferred.

(4)  Fee calculated pursuant to Rule 457(g)(3).

(5) Includes (i) 2,103,646 shares issued as restricted stock upon the conversion of 93,678 shares of Series E 4% Convertible Preferred Stock (the "Series E Preferred") prior to the date hereof, (ii) 15,060 shares issued as restricted stock as payment of dividends accrued on the Series E prior to the date hereof, (iii) 7,020,778 shares, representing 200% of the shares issuable upon a hypothetical conversion of $3,126,440 stated principal amount of 156,322 shares of Series E Preferred, assuming such a conversion occurred on November 17, 1998, and (iv) up to 438,321 shares issuable upon payment of accrued dividends on the Series E Preferred in common stock.
     All included amounts estimated solely for purposes of calculation of the fee. The actual number of shares of common stock issuable upon conversion of all or a portion of the Series E Preferred or of payment of a stock dividend thereon may be more or less than such estimate based on a variety of factors, including the date of conversion and the price of the common stock on such date or the period preceding such date.

(6) Represents shares issuable upon exercise of warrants to purchase up to an aggregate amount of 125,058 shares of fonix's common stock at an exercise price that shall be 120% of the prevailing market price at the time of exercise, expiring three years after the issue date thereof, which warrants may be issued to the holders of the Series E Preferred.

     Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) OF THE ACT, MAY DETERMINE.

==============================================================================

PROSPECTUS                         SUBJECT TO COMPLETION DATED NOVEMBER __, 1998

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND IT MAY CHANGE. THIS PROSPECTUS IS INCLUDED IN A REGISTRATION STATEMENT THAT FONIX FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS CANNOT SELL THESE SECURITIES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY IS NOT PERMITTED.



                               FONIX CORPORATION
                                   58,623,442
                    COMMON STOCK, PAR VALUE $.0001 PER SHARE

  This prospectus covers the sale of up to 58,623,442 shares of fonix common stock ("fonix Shares").

  Seven stockholders of fonix corporation ("fonix") are offering all of the fonix Shares. The selling stockholders have received or may receive the fonix Shares when they have converted or when they will convert fonix preferred stock that fonix sold to them on August 31, 1998, September 30, 1998 and November 13, 1998. The selling stockholders also may obtain fonix Shares when they exercise warrants they may receive when they convert preferred stock. The selling stockholders are not obligated to sell all or any of the fonix Shares.

  The selling stockholders will receive all of the proceeds from the sale of the fonix Shares. The selling stockholders will pay all selling commissions applicable to sales of the fonix Shares. fonix will not receive any of the proceeds of the sales of the fonix Shares, but will receive the proceeds of the selling stockholders' exercise, if any, of warrants they may receive when they convert the preferred stock. When fonix sold the preferred stock to the selling stockholders, fonix agreed to register the fonix Shares issuable upon conversion of the preferred stock and the exercise of the warrants. fonix also agreed to pay the costs associated with this registration.

  THE FONIX SHARES INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE FONIX SHARES OFFERED BY THIS PROSPECTUS.

  fonix common stock is quoted on the Nasdaq SmallCap Market and trades under the symbol "FONX". The selling stockholders may offer their fonix Shares through public or private transactions. These transactions may take place on or off the Nasdaq SmallCap Market. These transactions may occur at prevailing market prices or at privately negotiated prices. On November 16, 1998, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $2.00 per share.

                              ____________________

  THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THE FONIX SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               NOVEMBER __, 1998.

  FONIX HAS NOT REGISTERED THE FONIX SHARES FOR SALE BY THE SELLING STOCKHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE FONIX SHARES SHOULD CONFIRM THAT THE FONIX SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE FONIX SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENT OF THE SECURITIES LAWS OF SUCH STATES.

  THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE FONIX SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY CIRCUMSTANCES IN WHICH AN OFFER OR SOLICITATION IS UNLAWFUL.

  FONIX HAS NOT AUTHORIZED ANYONE (INCLUDING ANY SALESPERSON OR BROKER) TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, FONIX OR THE FONIX SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT.


                               TABLE OF CONTENTS

Where to Get Additional Information.......................................... 2
Important Information Incorporated by Reference.............................. 3
Explanation About Forward-looking Information................................ 4
Summary About fonix and This Offering........................................ 4
Risk Factors................................................................. 5
Use of Proceeds..............................................................13
Selling Stockholders........................................................ 13
Plan of Distribution........................................................ 17
Legal Matters............................................................... 19
Experts..................................................................... 19

                      WHERE TO GET ADDITIONAL INFORMATION

  Federal securities law requires fonix to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, fonix files annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

  . New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048

  . Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

  You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download fonix's reports, proxy and information statements and other information. Reports and other information concerning fonix also may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                IMPORTANT INFORMATION INCORPORATED BY REFERENCE

  For purposes of this prospectus, the Commission allows fonix to "incorporate by reference" information fonix has filed and will file with the Commission, which means that fonix is disclosing important information to you by referring you to other information fonix has filed with the Commission. The information fonix incorporates by reference is considered part of this prospectus. Later information that fonix will file with the Commission automatically will update and supersede the information included in this prospectus. fonix specifically is incorporating by reference the following documents:

  . Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on April 15, 1998

  . Current Report on Form 8-K, dated January 28, 1998, filed with the
    Commission on February 3, 1998

  . Current Report on Form 8-K, dated February 11, 1998, filed with the
    Commission on February 17, 1998

  . Current Report on Form 8-K, dated February 23, 1998, filed with the
    Commission on March 2, 1998, and Amendment No. 1 to that report filed with the Commission on March 5, 1998

  . Current Report on Form 8-K, dated March 13, 1998, filed with the Commission on March 30, 1998, and Amendment No. 1 to that report filed with the Commission on May 21, 1998

  . Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998

  . Definitive Proxy Statement on Schedule 14A, filed with the Commission on
    June 15, 1998

  . Quarterly Report on Form 10-Q for the period ended June 30, 1998, filed with the Commission on August 19, 1998

  . Quarterly Report on Form 10-Q for the period ended September 30, 1998, filed with the Commission on November 16, 1998

  . Current Report on Form 8-K, dated September 2, 1998, filed with the
    Commission on September 17, 1998, and Amendment No. 1 to that report, filed with the Commission on November 16, 1998

  . Current Report on Form 8-K, dated November 13, 1998, filed with the
    Commission on November 13, 1998

  . The description of fonix's Common Stock included in fonix's Registration
    Statement on Form 8-A, filed with the Commission on April 1, 1994

  You can request a free copy of any of the filings listed above by writing or calling fonix at:

                     fonix corporation, Investor Relations
                          60 East South Temple Street
                           Salt Lake City, Utah 84111
                                 (801) 328-8700

Alternatively, certain of the documents incorporated by reference are available at the Commission's website at http://www.sec.gov.

  This prospectus is part of a registration statement that fonix filed with the Commission. This prospectus does not contain all of the information included in the registration statement, as certain items are omitted in accordance with the rules and regulations of the Commission. Statements or descriptions contained in this prospectus about any agreement or other document are not necessarily complete, and for more complete information in such cases, fonix refers you to the copy of such agreement or document filed as an exhibit to the registration statement. The registration statement, including all of its exhibits and schedules, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you can obtain copies of all or any part of it from the Commission, although the Commission charges for such copies.

                             _____________________

                 EXPLANATION ABOUT FORWARD-LOOKING INFORMATION

        This prospectus (including information contained in documents that are incorporated by reference in this prospectus) contains "forward-looking statements," as that term is defined by federal securities laws, that relate to the financial condition, results of operations, plans, objectives, future performance and business of fonix. These statements are frequently preceded by, followed by or include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties, and whether those risks and uncertainties occur or develop adversely, fonix's actual results may differ materially from those contemplated by such forward-looking statements. In the section of the prospectus entitled "Risk Factors" fonix has summarized a number of the risks and uncertainties that could affect the actual outcome of the forward-looking statements included in this prospectus.


                     SUMMARY ABOUT FONIX AND THIS OFFERING

FONIX

  fonix is a development stage company that aims to make commercially available a comprehensive package of human-computer interaction technology products and solutions. fonix has developed proprietary automatic computer voice recognition technologies and related technologies such as text-to-speech, neural network design and data compression. These technologies, as developed to date, employ a proprietary phonetic speech modeling engine and a linguistic and contextual process based on a proprietary neural network system (artificial intelligence).

  In March 1998, fonix expanded its suite of human-computer interaction technologies by acquiring AcuVoice, Inc. ("AcuVoice"), a San Jose, California-based, award-winning developer of text-to-speech technologies. In September 1998, fonix acquired Articulate Systems, Inc. ("ASI"), a developer of leading complementary voice recognition and systems software for specialized applications in the health care industry. In October 1998, fonix acquired the Papyrus companies (collectively, "Papyrus"), developers of printing and cursive handwriting recognition products and technologies. Articulate and Papyrus are located in Woburn, Massachusetts.

  fonix markets technologies it has developed, together with text-to-speech technologies and products acquired from AcuVoice, handwriting recognition products and applications acquired from Papyrus, and intelligent agent technologies and products, through its Interactive Technologies Solutions Group. The present marketing direction for the Interactive Technologies Solutions Group is to form relationships with third parties who can incorporate fonix technologies and the other technologies available to the Interactive Technology Solutions Group into their own products or product development efforts. Such relationships may be structured in any of a variety of ways including traditional technology licenses, co-development relationships through joint ventures or otherwise, and strategic alliances. The third parties with whom fonix presently has such relationships and with which it may have similar relationships in the future include participants in the application software, operating systems, computer, microprocessor chips, consumer electronics, automobile, telephony and health care technology industries.

  fonix markets its voice recognition and systems software for specialized applications in the health care industry through its HealthCare Solutions Group. The fonix HealthCare Solutions Group presently markets large vocabulary voice recognition software for the rapid capture, transcription and management of clinical information dictated by radiologists and emergency medical physicians. The two products now being sold by the HealthCare Solutions Group, PowerScribe Radiology and PowerScribeEM, are marketed to major hospitals and medical centers by The MRC

Group, Inc., an unaffiliated third party distributor. The MRC Group also supports and services the systems within the United States.

  fonix's principal executive offices are located at 60 East South Temple Street, Salt Lake City, Utah 84111. Its telephone number is (801) 328-8700. References to fonix in this prospectus include fonix and its wholly-owned subsidiaries.

THIS OFFERING

  In a transaction effective August 31, 1998, fonix issued a total of 1,108,334 shares of its Series D 4% Convertible Preferred Stock. In return for 500,000 shares of the Series D preferred stock, fonix received a total of $10,000,000 in new funding from four institutional investors. That funding was used primarily to finance the Articulate Systems, Inc., acquisition. As part of the same transaction, fonix issued 608,334 shares of the Series D preferred stock in exchange for the agreement of seven institutional investors to cancel their right to receive "reset shares" of fonix common stock in connection with a private placement of fonix common stock completed in March 1998.

  In a second transaction effective as of September 30, 1998, fonix issued a total of 250,000 shares of its Series E 4% Convertible Preferred Stock. For 100,000 shares of the Series E preferred stock, fonix received $2,000,000 of additional funding from two institutional investors (which also were purchasers of Series D preferred stock). The purchasers of the Series E preferred stock surrendered a total of 150,000 shares of Series D preferred stock, one-for-one, for the other 150,000 shares of Series E preferred stock.

  Subsequently, on November 13, 1998, fonix sold 50,000 additional shares of Series D preferred stock on the same terms and conditions as the August 31 transaction.

  Both the Series D and the Series E preferred stock are convertible into shares of fonix common stock according to one of three separate conversion formulas. The converting preferred stock holder chooses the conversion formula at the time of conversion. Under one conversion option, the preferred stock holder receives both common stock and common stock purchase warrants upon conversion of the preferred stock. fonix will not issue warrants if the converting holder selects either of the other two conversion formulas. As part of the Series D and Series E transactions, fonix agreed that it would register the shares of common stock issuable upon conversion of the Series D and Series E or the exercise of any warrants issued upon conversion for public resales by the converting or exercising holder. The fonix Shares covered by this prospectus are the shares of common stock issued or issuable by fonix upon the conversion of the Series D or Series E preferred stock, or the exercise of the purchase warrants, if any warrants are issued.

  Once the registration statement of which this prospectus is part becomes effective with the Commission, the selling stockholders will be able to sell the fonix Shares in public transactions or otherwise, on the Nasdaq SmallCap Market or in privately negotiated transactions. Those resales may be at the then-prevailing market price or at any other price the selling stockholders may negotiate.


RISK FACTORS

  AN INVESTMENT IN THE FONIX SHARES INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE DECIDING TO INVEST IN THE FONIX SHARES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING FONIX. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO FONIX OR THAT FONIX CURRENTLY DEEMS IMMATERIAL MAY ALSO IMPAIR ITS BUSINESS OPERATIONS.

  IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, FONIX'S BUSINESS, FINANCIAL CONDITION, OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF FONIX COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

  THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FONIX'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. IN EVALUATING AN INVESTMENT IN THE FONIX SHARES YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. FONIX ADVISES YOU NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS IN LIGHT OF THE RISKS AND UNCERTAINTIES TO WHICH THEY ARE SUBJECT.

  THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING FONIX AND ITS BUSINESS.

SUBSTANTIAL AND CONTINUING LOSSES; ACCUMULATED DEFICIT; ABILITY TO CONTINUE AS A GOING CONCERN

  Since its inception, fonix has sustained ongoing losses. fonix incurred a net loss of $7,829,508 for the year ended December 31, 1996 and a net loss of $22,453,948 for the year ended December 31, 1997. For the nine months ended September 30, 1998, fonix sustained a net loss of $44,804,577. This amount includes charges of $17,839,840 and $5,500,000 related to fonix's acquisition of in-process product development and research in connection with its acquisitions of AcuVoice in March 1998 and ASI in September 1998, respectively. fonix intends to complete other previously-announced acquisitions. If fonix acquires other businesses, products or technologies in the future, there could be significant additional similar charges.

  From the commencement of its business of developing its technologies until February 1998, fonix had no revenues from operations. In February 1998, fonix received its first revenue under a license granted to Siemens Aktiengesellschaft ("Siemens") related to the use of certain of the technologies in integrated circuits suitable for certain telecommunications applications. Additionally, for the nine months ended September 30, 1998, fonix received revenues from the operations of its recently acquired AcuVoice and ASI business units in the aggregate amount of $303,164.

  Although fonix has received limited revenues in connection with license fees paid by Siemens and the ongoing operations of its recently acquired subsidiaries, fonix expects continuing losses until such time as:

  . fonix is able to complete additional licensing or co-development arrangements with third parties which produce revenues sufficient to offset fonix's ongoing operating expenses; and/or

  . revenues from fonix's HealthCare Solutions and Interactive Technologies Solutions Groups increase to levels sufficient to offset fonix's aggregate operating expenses.

  At December 31, 1997, fonix's accumulated deficit was $45,017,746. As of September 30, 1998, fonix's accumulated deficit was $92,580,873.

  The auditors' reports for fonix's financial statements for fiscal years 1997, 1996 and 1995 include an explanatory paragraph regarding substantial doubt about fonix's ability to continue as a going concern. fonix expects its auditors to include a similar paragraph in their report to be included in fonix's financial statements for the year ending December 31, 1998.

RECENTLY INCURRED DEBT OBLIGATIONS

  In connection with fonix's acquisition of ASI in September 1998, fonix incurred new debt obligations to some of the former shareholders of ASI in the aggregate amount of $4,747,339. These debt obligations are in the form of demand notes payable at any time after November 1, 1998, and bear interest at the annual rate of 8.5%. Subsequent to the acquisition, fonix agreed to pay several ASI employees incentive compensation for continued employment in the aggregate amount of $857,000, in connection with which fonix issued 8.5 percent demand notes for $452,900 and recorded an accrued liability of $404,100 for the balance. The demand notes issued to the ASI employees are payable after November 1, 1998. The $404,100 accrued liability is payable on or before January 31, 1999. fonix also acquired debt of $1,500,000 payable to an ASI shareholder, which debt is represented by an 8.5 percent demand note payable after November 1, 1998. In connection with fonix's acquisition of Papyrus in October 1998, fonix also incurred new debt obligations to the former shareholders of Papyrus in the aggregate amount of $1,710,000. These debt obligations are in the form of promissory notes which bear interest at the annual rate of 6.0% and are due as follows:


      Amount                                     Due Date
      ------                                     --------

      $   850,000                   Within five business days after fonix's next equity
                                    funding, but not later than February 28, 1999

      $   340,000                   February 28, 1999

      $   180,000                   April 30, 1999

      $   340,000                   September 30, 1999

These debt obligations are in addition to fonix's regularly recurring operating expenses. At present, fonix's revenues from existing licensing arrangements and products and the operations of its business units are not sufficient to offset fonix's ongoing operating expenses.

ONGOING FINANCING REQUIREMENTS; FUTURE DILUTION, POSSIBLE CURTAILMENT OF OPERATIONS

  fonix anticipates incurring substantial additional product development and research and general operating expenses for the foreseeable future, which will require substantial amounts of additional cash on an ongoing basis. Until such time as fonix is able to fund its ongoing operating expenses and repay its debt obligations from revenues, it must continue to secure additional financing primarily through sales of its equity, convertible equity and debt securities. Obtaining future financing may be costly and may be dilutive to existing stockholders. If fonix is not able to obtain financing when and in the amounts needed, and on terms that are acceptable to it, fonix's operations, financial condition and prospects could be materially and adversely affected, and fonix could be forced to curtail its operations.

RISKS ASSOCIATED WITH ACQUISITIONS

  fonix recently has completed the acquisitions of AcuVoice, ASI and Papyrus. fonix intends to close the previously-announced acquisition of other companies with additional complementary products and technologies and businesses that offer products, services, and technologies that further fonix's business plan. fonix's acquisitions of AcuVoice, ASI and Papyrus and any future acquisitions of companies or technologies present risks including at least the following:

  . difficulty in financing ongoing operations of acquired businesses to the extent such businesses are not generating positive cash flows;

  . multiplication of the risks already inherent in businesses such as fonix's as explained elsewhere in this Risk Factor section, including the risks associated with intense competition for voice recognition products, technological obsolescence and the acceptance of new technologies, the need for additional capital, and introduction of new and unproven technologies;

  . difficulty in combining or integrating the technology, operations, management or work force and retaining the key personnel of the acquired business;

  .  disruption of fonix's on-going business;

  . difficulty in expanding fonix's financial and management controls and reporting systems and procedures to the acquired businesses;

  . difficulty in maintaining uniform standards, controls, procedures, and policies;

  . possible impairment of relationships with employees and clients as a result of any integration of new businesses and management personnel; and

  . diversion of management attention during the pendency of transactions, and increased commitment of management resources and related expenses resulting from efforts to integrate and manage acquired businesses located at a distance from fonix's principal executive offices and research facilities.

Additionally, fonix may acquire additional businesses or technologies in the future, whether for cash, debt or stock consideration or a combination of cash, debt and/or stock consideration. fonix anticipates that all such acquisitions would involve some or all of the risks described above.

DEVELOPMENT STAGE OF FONIX'S TECHNOLOGIES; DEPENDENCE ON THIRD PARTIES

  There presently are only a limited number of commercially available applications or products incorporating the fonix technologies. Through its HealthCare Solutions Group, fonix offers PowerScribe Radiology and PowerScribe EM, sophisticated voice recognition products for radiologists and emergency medical doctors. Through its Interactive Technologies Solutions Group, fonix markets text-to-speech products acquired from AcuVoice and the Allegro handwriting software acquired from Papyrus. fonix has also licensed certain elements of its speech recognition technologies to Siemens for incorporation into telecommunications equipment to be manufactured by Siemens. Those products are not yet being manufactured. fonix's business strategy is to achieve revenues through sale of fonix-branded products and appropriate strategic alliances, co-development arrangements and license agreements with third parties. Other than the arrangement with Siemens, a collaborative scientific agreement with the Oregon Graduate Institute of Science and Technology, a similar agreement with Brigham Young University, and a license of its Allegro handwriting technology, fonix presently has no licensing or co-development agreements with any third party for the technologies which it has developed to date. Other than the non-refundable license fee paid by Siemens, fonix has received no revenue to date from the technologies which it has developed to date. fonix presently anticipates that any applications or products incorporating fonix's technologies would be developed, manufactured and marketed by third party licensees and co-development and strategic alliance partners such as Siemens.

UNPROVEN MARKET; RISKS OF NEW TECHNOLOGY

  The market for human-computer interaction technologies, including automatic speech recognition technologies, is relatively new. fonix's technologies are new and, in many instances, represent a significant departure from technologies which already have found a degree of acceptance in the human-computer interaction marketplace. The financial performance of fonix will depend, in part, on the future development, growth and ultimate size of the market for human-computer interaction applications and products generally, and applications and products incorporating fonix's technologies and the applications and products of its HealthCare Solutions and Interactive Technologies Solutions Groups specifically. Applications and products, if any, incorporating fonix's technologies will compete with more conventional means of information processing (e.g., data entry or access by keyboard or touch-tone phone). fonix believes that there is a substantial potential market for applications and products incorporating advanced human-computer interface technologies and multi-modal systems including speech recognition, speech synthesis, speech compression, speaker identification and verification, handwriting recognition, pen and touch screen input, intelligent agents and natural language understanding. Nevertheless, fonix's success in this new market could be subject to the following specific risks:

  . a market for fonix's technologies or for products incorporating fonix's technologies may not develop;

  . sales of applications and products incorporating the technologies, assuming a market develops may not be profitable;

  .  technological obsolescence;

  . intense industry competition, and the emergence of new competitors and/or products;

  . inappropriate or illegal use of the intellectual property of third parties or of fonix's technologies by third parties;

  .  inadequate funding to commence or sustain operations; and

  . the occurrence of warranty or product liability, or retraction of market acceptance due to product failure, excess product returns or failure of the products to meet market expectations.

COMPETITION AND TECHNOLOGICAL CHANGE

  The computer hardware and software industries are highly and intensely competitive. In particular, the human computer interaction market sector and specifically the speech recognition, computer voice and communications industries are characterized by rapid technological change. Competition in the market sector of human-computer interaction technology is based largely on marketing ability and resources, distribution channels, technology and product superiority and product service and support. The development of new technology or material improvements to existing technologies by fonix's competitors may render fonix's technologies less attractive or even obsolete. Accordingly, the success of fonix will depend upon its ability to continually enhance its technologies and interactive and health care solutions and products of its business units to keep pace with or ahead of technological developments and to address the changing needs of the marketplace. Some, if not all, of fonix's competitors have greater experience in developing, manufacturing and marketing human computer interface technologies and multi-modal systems, applications and products, and some have far greater financial and other resources than fonix, or its potential licensees and co-developers, as well as broader name-recognition, more-established technology reputations, and mature distribution channels for their products and technologies. Barriers to entry in the software industry are low, and as the market for various human computer interaction products expands and matures, fonix expects more entrants into this already competitive arena.

NASDAQ STOCK MARKET LISTING REQUIREMENTS.

  To maintain its stock listing on the Nasdaq SmallCap Market, fonix is subject to certain maintenance standards. If fonix fails to meet any of these requirements, fonix's common stock could be delisted from the Nasdaq SmallCap Market. If delisted, fonix's Common Stock would likely continue to be traded in the over-the-counter market. Nevertheless, such delisting could adversely affect the prevailing market price of the common stock or the general liquidity of an investment in the fonix Shares.

INTELLECTUAL PROPERTY RISKS

  DEPENDENCE ON PROPRIETARY TECHNOLOGY

  fonix's success will be heavily dependent upon proprietary technology. On June 17, 1997, the United States Patent and Trademark Office issued U.S. Patent No. 5,640,490 entitled "A User Independent, Real-time Speech Recognition System and Method." The patent has a 20-year life running from the November 4, 1994 filing date, and has been assigned to fonix. This patent covers certain elements of the technologies. fonix has acquired other patents and has filed additional patent applications. In addition to its patents, fonix relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Such means of protecting fonix's proprietary rights may not be adequate because such laws provide only limited protection. Despite precautions that fonix takes, it may be possible for unauthorized third parties to duplicate aspects of the fonix technologies or the current or future products or technologies of its business units or to obtain and use information that fonix regards as proprietary. Additionally, fonix's competitors may independently develop similar or superior technology. Policing unauthorized use of proprietary rights is difficult and, some non-U.S. laws do not protect proprietary rights to the same extent as United States laws. Litigation is periodically necessary to enforce fonix's intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Indeed, fonix is presently prosecuting an infringement action brought by ASI against Apple Computer, which action is now pending in state court in Boston, Massachusetts. Such litigation often results in substantial costs and diversion of management resources and could materially adversely affect fonix's business, operating results, and financial condition.

  RISKS OF INFRINGEMENT

  fonix is not aware that any of its technologies or products infringe the proprietary rights of third parties. Nevertheless, third parties may claim infringement with respect to its current or future technologies or products or products manufactured by others and incorporating fonix's technologies. fonix expects that participants in the human-computer interaction industry increasingly will be subject to infringement claims as the number of products and competitors in the industry grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause development delays, or require fonix to enter into royalty or licensing agreements. Royalty or license agreements may not be available on acceptable terms or at all. As a result, infringement claims could have a material adverse affect on fonix's business, operating results, and financial condition.

CONTROLLING INTEREST OF RELATED PARTIES

  Thomas A. Murdock, a director, executive officer and founding shareholder of fonix is the trustee of a voting trust into which is deposited approximately 39% of fonix's common stock, based on the number of shares outstanding as of the date of this prospectus. As a result, Mr. Murdock will be able to control most matters requiring stockholder approval including the election of directors and the approval of mergers, consolidations, and sales of all or substantially all of the assets of fonix. Such concentrated share ownership may prevent or discourage potential bids to acquire fonix unless the terms of the acquisition are approved by Mr. Murdock.

DEPENDENCE ON KEY PERSONNEL

  fonix is dependent on the knowledge, skill and expertise of several key scientific employees and independent contractors, including John A. Oberteuffer, Ph.D., C. Hal Hansen, Dale Lynn Shepherd, Ivan Mimica, William Kania, R. Brian Moncur, Tony R. Martinez, Ph.D., and Caroline Henton, Ph.D., and its executive officers, Stephen M. Studdert, Thomas A. Murdock and Roger D. Dudley. The loss of any of such personnel could materially and adversely affect fonix's future business efforts. Although fonix has taken reasonable steps to protect its intellectual property rights including obtaining non-competition and non-disclosure agreements from all of its employees and independent contractors, if one or more of fonix's key scientific or executive employees or independent contractors resigns from fonix to join a competitor (to the extent not prohibited by such person's non-competition and non-disclosure agreement), the loss of such personnel and the employment of such personnel by a competitor could have a material adverse effect on fonix. fonix does not presently have any key man life insurance on any of its employees.

ASSETS CONSISTING PRIMARILY OF INTANGIBLE INTELLECTUAL PROPERTY RIGHTS

  fonix's assets consist primarily of intangible assets, principally intellectual rights such as patents, trademarks and trade secrets, the value of which will depend significantly upon the success of fonix's development, and marketing of applications and products incorporating the fonix technologies and its ability to sell such products and enter into licensing and co-development arrangements with third parties. In the event of default on indebtedness or liquidation of fonix, there can be no assurance that the value of these assets will be sufficient to satisfy its obligations.

RISKS ASSOCIATED WITH PENDING LITIGATION

  On August 28, 1998, John R. Clarke and Perpetual Growth Fund, a company Clarke's spouse purportedly owns, commenced an action against fonix in federal court for the Southern District of New York. Clarke and Perpetual Growth assert claims for breach of contract relating to certain financing fonix received during 1998. Specifically, Clarke and Perpetual Growth allege that they entered into a contract with fonix under which fonix agreed to pay them a commission of 5% of all financing provided to fonix by Southridge Capital Management or its affiliates. Clarke and Perpetual claim that they are entitled to commissions with respect to approximately $3,000,000 of equity financing to fonix in July and August 1998, and fonix's offerings of Series D and Series E preferred stock (totaling together $12,000,000) in August and September 1998.

   fonix believes that the Clarke lawsuit is without merit and filed a motion to dismiss based upon the court's lack of personal jurisdiction over fonix. The court granted fonix's motion to dismiss, on a conditional basis, subject to the right of Clarke and Perpetual Growth to produce additional evidence which would establish jurisdiction of the New York court over fonix. Even if such evidence is available, fonix intends to vigorously defend the claims asserted in that action. However, Clarke and Perpetual Growth could prevail in the lawsuit, in which case fonix may be required to pay significant amounts of money damages or
other amounts awarded by the court.   At a minimum, the ongoing nature of this
action will result in some diversion of management time and effort from the operation of the business.

YEAR 2000 RISKS

  Many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems will need to be upgraded or replaced in order to comply with such Year 2000 requirements.

  In the ordinary course of its business, fonix tests and evaluates its technologies and software and hardware products. fonix believes that all of its technologies and products generally are Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of such technologies or products with respect to four digit date dependent data or the ability of such products to correctly create, store, process, and output information related to such data. However, fonix may learn that certain of its technologies or products do not contain all necessary software routines and codes necessary for the accurate calculation, display, storage, and manipulation of data involving dates. In addition, fonix has warranted or expects to warrant that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of its technologies or products with respect to four digit date dependent data or the ability to create, store, process, and output information related to such data. If the end users of any of fonix's technologies or products experience Year 2000 problems, those persons could assert claims for damages.

  fonix uses third party equipment and software that may not be Year 2000 compliant. fonix is presently conducting a review of key products provided by outside vendors to determine if their products are Year 2000 compliant.
Although that process is not yet completed, fonix presently believes that all software provided by third parties that is critical to its business is Year 2000 compliant. If this third party equipment or software does not operate properly with regard to the Year 2000 issue, fonix may incur unexpected expenses to remedy any problems. Such costs may materially adversely affect fonix's business, operating results, and financial condition. In addition, if fonix's key systems, or a significant number of its systems, fail as a result of Year 2000 problems fonix could incur substantial costs and disruption of its business. fonix may also experience delays in implementing Year 2000 compliant software products. Any of these problems could potentially materially adversely affect fonix's business, operating results, or financial condition.

  In addition, the purchasing patterns of fonix's licensees, potential licensees, customers and potential customers may be affected by Year 2000 issues. Many companies are expending significant resources to correct their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to license fonix technologies or to purchase other fonix products. This may adversely affect fonix's business, operating results, and financial condition.

POTENTIAL ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS

  fonix is subject to the antitakeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. The Delaware law prevents certain Delaware corporations, including fonix, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" includes, among other things, a merger or consolidation involving fonix and the interested stockholder and the sale of more than 10% of fonix's assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a company and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may "opt out" of the antitakeover provisions. fonix has not "opted out" of the antitakeover provisions of Delaware Law.

UNDESIGNATED PREFERRED STOCK

  fonix's Board of Directors has the authority to issue up to 20,000,000 shares of preferred stock in one or more series. The Board of Directors can fix the price, rights, preferences, privileges, and restrictions of such preferred stock without any further vote or action by fonix's stockholders. The issuance of preferred stock allows fonix to have flexibility in connection with possible acquisitions, financing transactions and other corporate purposes. However, the issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by the fonix stockholders. As a result, the market price of the fonix common stock and the voting and other rights of the holders of fonix common stock may be adversely affected. The issuance of preferred stock may result in the loss of voting control to others. fonix presently has three series of preferred stock, the Series A, Series D and Series E preferred stock, issued and outstanding. fonix is likely to issue other series of preferred stock in conjunction with future financing activities.

ABSENCE OF DIVIDENDS

  fonix has never paid dividends on or in connection with its common stock and does not intend to pay any dividends to common stockholders for the foreseeable future.

                                USE OF PROCEEDS

  All of the fonix Shares, if and when sold, are being offered and sold by the selling stockholders or their pledgees, donees, transferees or other successors in interest. fonix will not receive any proceeds from those sales. fonix will, however, receive the proceeds of the payment of the exercise price upon the exercise of the warrants, if any are issued.


                              SELLING STOCKHOLDERS

  The selling stockholders are six separate investment entities that are not affiliated in any way with fonix or any of its affiliates, and neither the selling stockholders nor any of their affiliates have any relationship of any type with fonix and its affiliates other than the presently established investment relationships between the selling stockholders, on the one hand, and fonix, on the other hand, which relationships may be summarized as follows:

  MARCH 1998 PRIVATE PLACEMENT

  In March 1998, fonix sold 3,333,333 shares of its common stock to the selling stockholders and one additional investor related to some of the selling stockholders. In connection with the sale of those shares, the selling stockholders acquired "reset" rights obligating fonix to issue to them additional shares of common stock ("Reset Shares") for no additional consideration if the average market price of fonix's common stock for the 60-day period preceding July 27, 1998 did not equal or exceed $5.40 per share. In separate transactions in June and August 1998, certain of the selling stockholders provided $3,000,000 of additional equity financing to fonix, in return for which fonix issued to them 666,667 additional shares of common stock.

  SERIES D PREFERRED STOCK

  Effective as of August 31, 1998, fonix and the selling stockholders entered into a Series D Preferred Stock Purchase Agreement ("Series D Agreement").
Under the Series D Agreement, fonix issued a total of 500,000 shares of its newly authorized Series D 4% Convertible Preferred Stock to five of the selling stockholders in return for the payment by them of a total of $10,000,000. Additionally, fonix issued to all of the selling stockholders, pro rata according to the number of shares of common stock acquired by them in the March 1998 offering, a total of 608,334 shares of Series D preferred stock in return for their relinquishment of their contractual right to receive Reset Shares. In connection with the same transaction, fonix agreed to and did issue a total of 1,390,476 Reset Shares of common stock in respect of the $3,000,000 invested in June and August 1998 by certain of the selling stockholders. Subsequently, on November 13, 1998, fonix sold 50,000 additional shares of Series D preferred stock to two of the selling stockholders on the same terms and conditions as the August 31 transaction.

  Each share of Series D preferred stock has a "stated" or principal value of $20, on which amount dividends accrue at the rate of 4% per annum and are
payable annually in cash or common stock at the option of fonix.   The Series D
preferred stock is convertible into common stock at anytime after the earlier of November 29, 1998 or the date the registration statement of which this prospectus is a part is declared effective by the Commission. Holders of Series D preferred stock, however, may not convert during each month more than 25% of the total number of shares of Series D preferred stock originally issued to such holder on a cumulative basis. For example, during the first month a holder may convert up to 25% of the total preferred stock issued to it, and during the following month that same holder may convert, on an aggregate to date basis, up to 50% of the total number of shares of Series D preferred stock held by it. Additionally, any holder of Series D preferred stock may convert up to 50% of the number of shares of Series D preferred stock originally issued to it per month, on a cumulative basis, if both of the following conditions are satisfied:

  . the average daily trading volume of fonix common stock is more than 500,000 shares for the 10-trading-day period before the conversion; and

  . the average per share closing bid price for such 10-trading-day period has not decreased by more than 5% during that 10-trading-day period.

  Each share of Series D preferred stock is convertible into that number of shares of common Stock as is determined by dividing $20 by the lesser of any of the following (at the option of the converting holder):

  1. $3.50, or

  2. the lesser of

     . 110% of the average per share closing bid price for the 15 trading days immediately preceding August 31, 1998; or

     . 90% of the average of the 3 lowest per share closing bid prices during the 22 trading days immediately preceding the conversion date.

If the converting holder elects conversion option 1, in addition to the shares of common stock issued upon the conversion, the converting holder will receive a warrant to purchase 0.8 shares of common stock. Those warrants will have an exercise price that will be 120% of the per share closing bid price of fonix common stock on the date the warrants are issued and will have a 3-year term. Any shares of Series D preferred stock not converted as of August 31, 2001 will automatically be converted into common stock according to whichever of the conversion formulas above yields the greatest number of shares of common stock.

  Additionally, fonix entered into a registration rights agreement with the purchasers of the Series D preferred stock under which fonix must register the common stock issuable upon conversion of the Series D preferred stock, payment of stock dividends on the Series D preferred stock and exercise of any warrants issued upon conversion of the Series D preferred stock. fonix also covenanted to reserve out of its authorized and unissued shares of common stock no less than that number of shares that would be issuable upon the conversion of the Series D preferred stock and any dividends payable in stock on the preferred stock and the exercise of the warrants, if any.

  SERIES E PREFERRED STOCK

  Effective as of September 30, 1998, fonix and two of the selling stockholders entered into a Series E Preferred Stock Exchange and Purchase Agreement ("Series
E Agreement").   Under the Series E Agreement, fonix issued a total of 100,000 shares of its newly authorized Series E 4% Convertible Preferred Stock to two of the selling stockholders in return for the payment by them of a total of $2,000,000. Additionally, fonix issued to the purchasers of the Series E preferred stock a total of 150,000 additional shares of Series E preferred stock in exchange for which those purchasers surrendered a total of 150,000 shares of Series D preferred stock.

  Each share of Series E preferred stock has a "stated" or principal value of $20, on which amount dividends accrue at the rate of 4% per annum and are
payable annually in cash or common stock at the option of fonix.   The Series E
preferred stock is convertible, in whole or in part, into common stock at anytime after its issuance.

  Each share of Series E preferred stock is convertible into that number of shares of common Stock as is determined by dividing $20 by the lesser of any of the following (at the option of the converting holder):

  1. $3.50, or

  2. the lesser of

     . 110% of the average per share closing bid price for the 15 trading days immediately preceding September 30, 1998; or

     . 90% of the average of the 3 lowest per share closing bid prices during the 22 trading days immediately preceding the conversion date.

If the converting holder elects conversion option 1, in addition to the shares of common stock issued upon the conversion, the converting holder will receive a warrant to purchase 0.8 shares of common stock. Those warrants will have an exercise price that will be 120% of the per share closing bid price of fonix common stock on the date the warrants are issued, will have a 3-year term. Any shares of Series E preferred stock not converted as of September 30, 2001 will automatically be converted into common stock according to whichever of the conversion formulas above yields the greatest number of shares of common stock.

  Additionally, fonix entered into a registration rights agreement with the purchasers of the Series E preferred stock under which fonix must register the common stock issuable upon conversion of the Series E preferred stock, payment of stock dividends on the Series E preferred stock and exercise of any warrants issued upon conversion of the Series E preferred stock. fonix also covenanted to reserve out of its authorized and unissued shares of common stock no less than that number of shares that would be issuable upon the conversion of the Series E preferred stock and any dividends payable in stock on the preferred stock and the exercise of the warrants, if any.

  Assuming presently prevailing or decreased market prices for fonix common stock, upon conversion of all of the Series D and Series E preferred stock, fonix would be obligated to issue more common stock than presently is authorized by fonix's certificate of incorporation, as amended to date. Moreover, the amount of common stock issuable upon full conversion of the Series D and Series E preferred stock could constitute more than 20% of the total number of shares of fonix common stock issued and outstanding immediately before the Series D and Series E transactions. Consequently, under applicable provisions of Delaware law and the rules and regulations of the Nasdaq SmallCap Market, fonix would have to obtain both:

  . the approval of the stockholders entitled to vote at a duly noticed meeting of the transactions contemplated by the Series D and Series E Agreements, and

  . the approval of a majority of the holders of the issued and outstanding shares of common stock to approve an amendment to fonix's certificate of incorporation to increase the number of shares of common stock fonix is authorized to issue.

Under the Series D and Series E Agreements, fonix covenanted that it would prepare for and hold a special meeting of its shareholders to address such issues. fonix presently is in the process of preparing for that special meeting.

  None of the selling stockholders have held any office or maintained any material relationship with fonix or any of its predecessors or affiliates over the past three years. The selling stockholders reserve the right to reduce the number of fonix Shares offered for sale or to otherwise decline to sell any or all of the fonix Shares covered by this prospectus.

  The following table provides information about the beneficial ownership of shares of fonix common stock by the selling stockholders as of November 12, 1998 and the number of such shares included for sale in this Prospectus.


                                          NUMBER OF
                                          SHARES OF
                                          COMMON STOCK
                                          BENEFICIALLY      NUMBER OF                 PERCENTAGE OF          SHARES OF
                                          OWNED             SHARES OF                 OF COMMON STOCK        COMMON
NAME OF                                   PRIOR TO          COMMON STOCK              BENEFICIALLY OWNED     STOCK OWNED
SELLING STOCKHOLDERS                      OFFERING          OFFERED HEREBY            AFTER OFFERING         AFTER OFFERING
---------------------------------------------------------------------------------------------------------------------------

Dominion Capital Fund, Ltd.                        0         7,474,954  (1) (2) (3)           (4)              (4)
Sovereign Partners, LP                             0         8,645,893  (5) (2) (3)           (4)              (4)
Canadian Advantage Limited Partnership             0         1,328,185  (6) (2) (3)           (4)              (4)
Endeavor Capital Fund, S.A.                        0         1,226,117  (7) (2) (3)           (4)              (4)
JNC Opportunity Fund Ltd.                  3,246,566        10,058,281  (8) (2) (3)           (4)              (4)
Diversified Strategies Fund, L.P.            455,366           471,588  (9) (2) (3)           (4)              (4)
------------------------

  (1) Includes:
       4,435,403  shares of common stock issuable upon a hypothetical conversion of 197,514 shares of Series D preferred stock owned by the selling stockholder as of November 17, 1998;
       158,011 shares of common stock issuable upon the conversion of common stock purchase warrants that may be issued upon the holder's conversion of Series D preferred stock;
       1,898,307  shares of common stock issuable upon a hypothetical conversion of 84,534 shares of Series E preferred stock owned by the selling stockholder as of November 17, 1998;
       67,627 shares of common stock issuable upon the conversion of common stock purchase warrants that may be issued upon the holder's conversion of Series E preferred stock;
       908,710 shares of common stock issued upon conversion of 40,466 shares of Series E preferred stock as of November 17, 1998; and
       6,896 shares of common stock issued as payment of dividends accrued on Series E preferred stock as the date of conversions prior to November 17, 1998.

  (2) Under the terms and conditions of the Series D and Series E preferred stock, as set forth in the certificates of designation for the Series D and Series E preferred stock filed with the Secretary of State of Delaware, a selling stockholder is prohibited from converting such preferred stock to the extent such conversion or exercise, as the case may be, by such person would result in that person beneficially owning more than 4.999% of the then outstanding shares of fonix common stock following such conversion. This restriction may be waived by a selling stockholder as to itself (but not as to other holders of such preferred stock) upon 75 days' notice to the Company.

  (3) The number of shares of common stock issuable upon conversion of the Series D and E preferred stock varies according to the market price at and immediately preceding the conversion date. Solely for purposes of estimating the number of shares of common stock beneficially owned by the selling stockholder as set forth in the table above, fonix and the selling stockholder have assumed a hypothetical conversion of all of the shares of Series D and shares of Series E preferred stock owned by the selling stockholder as of November 17, 1998. The actual conversion price and the number of fonix Shares issuable upon such conversion could differ substantially.

  (4) There is no assurance that the selling stockholders will sell any or all of the fonix Shares offered hereby.

  (5) Includes:
      5,573,806  shares of common stock issuable upon a hypothetical conversion of 248,209 shares of Series D preferred stock owned by the selling stockholder as of November 17, 1998;
      198,567 shares of common stock issuable upon the conversion of common stock purchase warrants that may be issued upon the holder's conversion of Series D preferred stock;

      1,612,081  shares of common stock issuable upon a hypothetical conversion of 71,788 shares of Series E preferred stock owned by the selling stockholder as of November 17, 1998;
      57,430 shares of common stock issuable upon the conversion of common stock purchase warrants that may be issued upon the holder's conversion of Series E preferred stock;
      1,194,936  shares of common stock issued upon conversion of 53,212 shares of Series E preferred stock as of November 17, 1998; and
      9,073 shares of common stock issued as payment of dividends accrued on Series E preferred stock as the date of conversions prior to November 17, 1998.

  (6) Includes:
      1,282,496  shares of common stock issuable upon a hypothetical conversion of 57,111 shares of Series D preferred stock owned by the selling stockholder as of November 17, 1998; and
      45,689 shares of common stock issuable upon the conversion of common stock purchase warrants that may be issued upon the holder's conversion of Series D preferred stock.

  (7) Includes:
      1,183,939  shares of common stock issuable upon a hypothetical conversion of 52,722 shares of Series D preferred stock owned by the selling stockholder as of November 17, 1998; and
      42,178 shares of common stock issuable upon the conversion of common stock purchase warrants that may be issued upon the holder's conversion of Series D preferred stock.

  (8) Includes:
      9,712,281  shares of common stock issuable upon a hypothetical conversion of 432,500 shares of Series D preferred stock owned by the selling stockholder as of November 17, 1998; and
      346,000 shares of common stock issuable upon the conversion of common stock purchase warrants that may be issued upon the holder's conversion of Series D preferred stock.

  (9) Includes:
      455,366 shares of common stock issuable upon a hypothetical conversion of 20,278 shares of Series D preferred stock owned by the selling stockholder as of November 17, 1998; and
      16,222 shares of common stock issuable upon the conversion of common stock purchase warrants that may be issued upon the holder's conversion of Series D preferred stock.


                              PLAN OF DISTRIBUTION

  The fonix Shares covered by this prospectus may be offered and sold from time to time by the selling stockholders or their pledgees, donees, transferees or successors in interest. Such sales may be made on the NASDAQ SmallCap Market, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The fonix Shares may be sold by any means permitted under law, including one or more of the following:

  . a block trade in which a broker-dealer engaged by the selling stockholder will attempt to sell the fonix Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  . an over-the-counter distribution in accordance with the rules of the NASDAQ SmallCap Market;

  .   ordinary brokerage transactions in which the broker solicits purchasers;
      and

  .   privately negotiated transactions.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

  In connection with distributions of the fonix Shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the fonix Shares covered by this prospectus in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the fonix Shares short and redeliver the fonix Shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the fonix Shares, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling stockholders may also loan or pledge the fonix Shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

  fonix has advised the selling stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, fonix will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

  All costs, expenses and fees in connection with the registration of the shares will be borne by fonix. Commissions and discounts, if any, attributable to the sales of the fonix Shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the fonix Shares against certain liabilities, including liabilities arising under the Securities Act of 1933. fonix will not receive any proceeds from the sale of the fonix Shares.

  fonix has agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective for a period of 3 years. Trading of any unsold shares after the expiration of such period will be subject to compliance with all applicable securities laws, including Rule 144.

  The selling stockholders are not obligated to sell any or all of the fonix Shares covered by this prospectus.

  In order to comply with the securities laws of certain states, the fonix Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of fonix Shares may be subject to the notice filing requirements of certain states.

                                 LEGAL MATTERS

  The validity of the Shares offered hereby will be passed upon for fonix by Durham, Evans, Jones & Pinegar, P.C., 50 South Main Street, Suite 850, Salt Lake City, Utah 84144.

                                    EXPERTS

  The consolidated financial statements of fonix corporation and subsidiary as of December 31, 1997 and for the year then ended and for the period from inception (October 1, 1993) to December 31, 1997, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said
report.   Reference is made to said report which includes an explanatory paragraph regarding the Company's ability to continue as a going concern.

  The consolidated financial statements of fonix corporation and subsidiary as of December 31, 1996 and for the year then ended and for the period from inception (October 1, 1993) to December 31, 1996, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto, and is incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) in reliance upon the report of such firm given upon their authority experts in accounting and auditing.

  The consolidated financial statements of fonix corporation and subsidiary for the year ended December 31, 1995 and for the period from inception (October 1,
1993) to December 31, 1995, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference in this Prospectus, have been audited by Pritchett, Siler & Hardy, P.C., independent auditors, as stated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as
experts in accounting and auditing in giving said report.   Reference is made to
said report which includes an explanatory paragraph regarding the Company's ability to continue as a going concern.

                               TABLE OF CONTENTS


Where to Get Additional Information.......................................  2
Important Information Incorporated by Reference...........................  3
Explanation About Forward-looking Information.............................  4
Summary About fonix and This Offering.....................................  4
Risk Factors..............................................................  5
Use of Proceeds........................................................... 13
Selling Stockholders...................................................... 13
Plan of Distribution...................................................... 17
Legal Matters............................................................. 19
Experts................................................................... 19

                              ____________________





                               FONIX CORPORATION

                                   58,623,442
                                     SHARES

                                  COMMON STOCK

                              ____________________

                                   PROSPECTUS

                              ___________________

                               NOVEMBER __, 1998

                                    PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.


Filing Fee - Securities and Exchange  Commission  $   24,701
Legal fees and expenses of the Company                15,000
Accounting fees and expenses                          10,000
Blue Sky fees and expenses                               --
Printing expenses                                        500
Miscellaneous expenses                                 5,000
                                                  ==========
Total Expenses                                    $   55,201


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article Ninth of the registrant's Charter provides that, the registrant shall, "to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     Article VII, Section 7 of the registrant's Bylaws further provides that the registrant "shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware."



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM 16. LIST OF EXHIBITS.

5    Opinion of Durham, Evans, Jones & Pinegar, P.C.*

23.1 Consent of Durham, Evans, Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.

23.2 Consent of Arthur Andersen LLP

23.3 Consent of Deloitte & Touche LLP

23.4 Consent of Pritchett, Siler & Hardy, P.C.

24   Power of Attorney (See page II-5 of this Registration Statement)

*    To be filed by amendment.


-------------------

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on this 19th day of November, 1998.


                                    fonix corporation



                                    By: /s/ Stephen M. Studdert
                                       ---------------------------
                                        Stephen M. Studdert
                                        Chairman,
                                          Chief Executive Officer


                               POWER OF ATTORNEY


    We, the undersigned officers and directors of fonix corporation hereby severally constitute Stephen M. Studdert and Thomas A. Murdock, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable fonix corporation to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                     TITLE                                   DATE
------------                  ----------------------                  ------


/s/ Stephen M. Studdert       Chairman and Chief Executive Officer    November 19, 1998
--------------------------     (Principal Executive Officer)
Stephen M. Studdert

                              Chief Operating Officer and
--------------------------     Director                               November __, 1998
Thomas A. Murdock

/s/ Roger D. Dudley           Executive Vice President Finance        November 19, 1998
--------------------------    and Director
Roger D. Dudley                (Principal Financial Officer)

/s/ Douglas L. Rex            Chief Financial Officer (Principal      November 19, 1998
--------------------------    Accounting Officer)
Douglas L. Rex

/s/ Joseph Verner Reed        Director                                November 4, 1998
--------------------------
Joseph Verner Reed

/s/ John A. Oberteuffer       Director                                November 4, 1998
--------------------------
John A. Oberteuffer, Ph.D.

/s/ Rick D. Nydegger          Director                                November 5, 1998
--------------------------
Rick D. Nydegger

/s/ Reginald K. Brack         Director                                November 4, 1998
--------------------------
Reginald K. Brack

                                 EXHIBIT INDEX

5    Opinion of Durham, Evans, Jones & Pinegar, P.C.*

23.1 Consent of Durham, Evans, Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.

23.2 Consent of Arthur Andersen LLP

23.3 Consent of Deloitte & Touche LLP

23.4 Consent of Pritchett, Siler & Hardy, P.C.

24   Power of Attorney (See page II-5 of this Registration Statement)

*    To be filed by amendment.